EXHIBIT 99.1

Contacts:

URS Corporation
H. Thomas Hicks
Vice President
& Chief Financial Officer
415-774-2700

Sard Verbinnen & Co.
Hugh Burns/Jamie Tully
212-687-8080

URS Appoints Thomas H. Zarges Washington Division President

              SAN FRANCISCO, Jan 11, 2008 (BUSINESS WIRE) -- URS Corporation (NYSE: URS) today announced that the Company has appointed Thomas H. Zarges as President of the Washington Division. Mr. Zarges, who formerly served as the Division's Senior Executive Vice President for Operations, replaces Stephen G. Hanks, who is retiring from the Company and resigning from the URS Board of Directors.

    URS' Washington Division is the former Washington Group International, Inc., which URS acquired in November 2007.

    "Tom is an experienced executive with a comprehensive understanding of the Washington Division, gained through more than 30 years with the business," said Martin M. Koffel, Chairman and Chief Executive Officer of URS. "He has directed Washington Group's power, engineering and construction, and industrial process businesses, and has managed all of Washington Group's operations since 2002. He is ideally suited to lead the Division as we integrate our complementary service offerings and work to capture the many new opportunities available to URS and our 55,000 employees."

    "I am proud to lead the Washington Division and the exceptional group of professionals that have been the key to our success," said Thomas Zarges. "Now, as part of one of the few fully integrated engineering, construction and technical services companies in our industry, our potential is greater than ever. I look forward to working with Martin and the entire URS management team and continuing to deliver results for our stockholders, customers and employees."

    Mr. Koffel continued, "I would like to thank Steve for helping to make the combination between URS and Washington Group a reality. The strength of the Washington Division's business and the quality and depth of its management team attest to Steve's leadership. We wish him well in the future."

    The appointment of Mr. Zarges as President of the Washington Division is effective immediately.

Biographical Information

    Thomas Zarges, 59, has more than 35 years of experience in global engineering and construction. He joined Washington Group in 1991 as President of Power and Industrial/Manufacturing. He later served as President of the company's Engineering/Construction and Industrial/Process business units. He was named Senior Executive Vice President of Operations in 2002. Earlier in his career, Mr. Zarges served with United Engineers & Constructors, a predecessor firm to Washington Group, for 20 years. He is a 1970 engineering graduate of the Virginia Military Institute.

About URS

    URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world. The Company offers a broad range of planning, engineering and architectural design, environmental, construction, program and construction management, systems integration, operations and maintenance, management and a wide range of specialized technical services for the U.S. federal government, state and local government agencies, Fortune 500 companies and other multinational corporations. URS provides services for transportation, hazardous waste, industrial infrastructure and process, petrochemical, general building, water/wastewater, military facilities and equipment platforms, and defense and security programs. Headquartered in San Francisco, the Company operates through three divisions: the URS Division, the EG&G Division and the Washington Division. URS Corporation has approximately 55,000 employees in a network of offices in more than 30 countries (www.urscorp.com).
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